Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2010 Financial Results

  Q1 FY 2010 Earnings Per Share of $0.14 vs. $0.01 in prior year
  Company raises FY 2010 earnings guidance to $1.14 - $1.23 per share (25%-35% growth)
  Company provides FY 2010 revenue guidance of $620 - $640 million
  Record Security Backlog of $146 million

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 27, 2009--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics, today announced financial results for the first quarter ended September 30, 2009.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We had a very successful first quarter of fiscal 2010 despite the impact of a challenging economic environment. Outstanding bookings led to a backlog of $234 million at quarter-end, positioning the Company for substantial sales and earnings growth for fiscal 2010. We are pleased to again demonstrate significantly improved earnings while simultaneously generating excellent free cash flow. These achievements are the direct result of our initiatives to implement organizational changes that have reduced our cost structure and improved our overall operating efficiencies.”

The Company reported revenues of $133.8 million for the first quarter of fiscal 2010, a decrease of $14.4 million, or 9.7%, from the $148.2 million reported for the first quarter of fiscal 2009. Net income for the first quarter of fiscal 2010 was $2.5 million, or $0.14 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, for the first quarter of fiscal 2009.

As of September 30, 2009, the Company’s backlog of $234 million compared to $203 million as of June 30, 2009, an increase of 15%. During the three months ended September 30, 2009, the Company generated cash flow from operations of $10.5 million.

Mr. Chopra continued, "Our Security Division is well-positioned to realize significant growth during fiscal 2010. With outstanding bookings of $77 million during the first quarter, our Security Division achieved a record backlog of $146 million by quarter-end, which is a 26% increase since the beginning of the fiscal year. Among the contracts we received during the quarter is a $25 million order for multiple units of the Rapiscan Secure 1000 Single Pose advanced checkpoint security screening solution. This order is the first to be placed under the terms of our recently awarded $173 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract from the TSA.”

Mr. Chopra concluded, “Our Healthcare division achieved a record operating profit in the first quarter of fiscal 2010 aided by the proactive measures undertaken in the prior fiscal year to reduce our fixed cost structure. Although Healthcare sales declined due to a challenging macroeconomic environment, we are beginning to see positive signs for recovery. As sales to hospitals improve, this division is well positioned to experience strong operating margin expansion.”

Fiscal Year 2010 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2010 sales to be between $620 million and $640 million, representing a 5% to 8% increase over fiscal 2009 and 10% to 15% year-over-year growth for the nine-months ending June 30, 2010. In addition, the Company is raising its earnings guidance and expects earnings per diluted share to increase at a rate of 25-35% to between $1.14 to $1.23, excluding the impact of restructuring and other non-recurring charges incurred in fiscal 2009.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET) today to discuss its results for the first quarter of fiscal 2010. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until November 10, 2009. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘88847525’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash, that strong sales by its Security division will continue to occur in the future, or that cost-cutting measures in its Healthcare division will ultimately prove beneficial. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,
	2008	2009
Revenue	$148,161	$133,761
Cost of goods sold	98,526	89,294

Gross profit	49,635	44,467

Operating expenses:
Selling, general and administrative	37,541	32,280
Research and development	10,213	7,989
Restructuring and other charges	801	-

Total operating expenses	48,555	40,269

Income from operations	1,080	4,198
Interest expense, net	(895)	(605)

Income before income taxes	185	3,593
Income tax expense	53	1,083

Net income	$132	$2,510

Diluted earnings per share	$0.01	$0.14
Weighted average shares outstanding – diluted	18,166	17,818

Consolidated Balance Sheets (in thousands)

	June 30,	September 30,
	2009	2009
Assets
Cash and cash equivalents	$25,172	$24,630
Accounts receivable, net	110,453	112,542
Inventories	150,763	141,755
Other current assets	36,855	38,910

Total current assets	323,243	317,837
Non-current assets	151,585	157,422

Total assets	$474,828	$475,259

Liabilities and Shareholders' Equity
Bank lines of credit	$4,000	$2,000
Current portion of long-term debt	8,557	8,497
Accounts payable and accrued expenses	68,813	69,267
Other current liabilities	54,265	52,515

Total current liabilities	135,635	132,279
Long-term debt	39,803	33,867
Other long-term liabilities	23,390	29,314

Total liabilities	198,828	195,460

Total shareholders’ equity	276,000	279,799

Total liabilities and equity	$474,828	$475,259

Segment Information (in thousands)

	Three Months Ended September 30,
	2008	2009
Revenues – by Segment:
Security division	$58,685	$47,335
Healthcare division	54,827	46,962
Optoelectronics and Manufacturing division, including intersegment revenues	44,882	45,791
Intersegment revenues elimination	(10,233)	(6,327)

Total	$148,161	$133,761

Operating income (loss) – by Segment:
Security division	$3,048	$1,969
Healthcare division	(1,824)	1,495
Optoelectronics and Manufacturing division	3,863	3,461
Corporate	(4,185)	(3,280)
Eliminations	178	553

Total	$1,080	$4,198

CONTACT:
OSI Systems Inc.
Jeremy Norton
Vice President, Investor Relations
Tel: (310) 349-2372
E: jnorton@osi-systems.com